Exhibit (a)(5)(c)

Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824	Tel (978) 262-2400 Fax (978) 262-2500 www.brooks.com
Contact:
Mark Chung
Brooks Automation, Inc.
Telephone: (978) 262-2459
mark.chung@brooks.com
Brooks Automation Announces Preliminary Results of Tender Offer for its Common Stock
CHELMSFORD, MA, June 29, 2007 — Brooks Automation, Inc. (Nasdaq: BRKS) today announced the preliminary results of its modified “Dutch Auction” tender offer which expired at 11:59 p.m., Eastern Daylight Time, on June 28, 2007. In accordance with the terms and conditions of the tender offer, and based on the preliminary count of the depository, the Company expects to accept for purchase 6,060,000 shares of its common stock at a purchase price of approximately $18.20 per share, for a total cost of approximately $110.3 million.
Based on a preliminary count by the depository, approximately 7,400,000 common shares were properly tendered and not withdrawn at prices at or below the purchase price. In total, approximately 15 million common shares were properly tendered and not withdrawn.
The number of shares to be purchased and the purchase price per share are preliminary. Final results for the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased and the purchase price per share will be announced following the completion of the verification process. Payment for the shares accepted for purchase will occur promptly thereafter.
Since the offer was oversubscribed, the number of shares that Brooks will purchase from each tendering shareholder will be prorated, based upon the proration procedures described in the Offer to Purchase mailed to shareholders and certain other limited exceptions. Based upon the preliminary count, shareholders who validly deposited common shares to the Offer at a price equal to or below $18.20 per share will have approximately 80% of those shares purchased for cancellation.
The number of shares the Company expects to purchase in the tender offer represents approximately 8% of its currently outstanding common shares. In the tender offer, the Company initially offered shareholders the opportunity to tender some or all of their shares at a price not less than $16.50 per share or more than $19.00 per share, net to the seller in cash, without interest.
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks products and global services are used in virtually every
Creating Manufacturing Efficiency. Accelerating Your Profit.

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semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.
Safe Harbor Statement under Section 21E of the Securities Exchange Act of 1934.
Some statements in this release may constitute forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our intention to purchase shares of the Company’s common stock and the manner in which that program will be effected. Factors that could cause results to differ from our expectations include the following: delays in effecting the repurchase plan described above, fluctuations in the price for our common stock , our dependence on the cyclical semiconductor industry; the possibility of downturns in market demand for electronics; continuing uncertainties in global political and economic conditions, especially arising out of conflict in the Middle East; and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to Brooks’ Annual Report on Forms 10-K and 10-K/A, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based.